As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-192294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to the

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Carroll Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	27-5463184 (I.R.S. Employer Identification Number)

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Russell J. Grimes

President and Chief Executive Officer

Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank C. Bonaventure, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

100 Light Street

Baltimore, Maryland 21202

(410) 862-1105

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer☐
Non-accelerated filer☐	Smaller reporting company☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 4 (this “Post-Effective Amendment”) relates to the registration statement on Form S-1, File No. 333-192294 (the “Registration Statement”), of Carroll Bancorp, Inc. (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2013, registering up to $2,000,000 worth of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), and up to $1,000,000 of Common Stock exercisable pursuant to the issuance of warrants, pursuant to the Company’s offering of up to 124,982 units consisting of one share of Common Stock and one warrant to purchase one-half of a share of Common Stock (the “Warrants”). The Warrants expired at 5:00 P.M. on March 20, 2017, and as a result, the Registrant has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Sykesville, State of Maryland on March 22, 2017.

CARROLL BANCORP, INC.

By:     /s/ Russell J. Grimes

Russell J. Grimes

President, Chief Executive Officer and Director (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Russell J. Grimes	President, Chief Executive Officer and Director
Russell J. Grimes	(Principal Executive Officer)	March 22, 2017
/s/ Michael J. Gallina	Chief Financial Officer and Treasurer
Michael J. Gallina	(Principal Financial and Accounting Officer)	March 22, 2017

*
C. Todd Brown	Chairman of the Board	March 22, 2017

*
R. Wayne Barnes	Director	March 22, 2017

*
Gilbert L. Fleming	Director	March 22, 2017

*
Brian L. Haight	Vice-Chairman	March 22, 2017

*
Nancy L. Parker	Director	March 22, 2017

Barry J. Renbaum	Director	_____________

*
Robin L. Weisse	Director	March 22, 2017

James G. Kohler	Director	_____________

Leo A. Vondas	Director	_____________

* As Attorney-in-fact

By: /s/ Russell J. Grimes

       Russell J. Grimes